EXHIBIT 99.1

PRESS RELEASE
www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (Investors)	Kathryn Morris (Media)
Chief Financial Officer	Stern Investor Relations, Inc.	KMorrisPR
(678) 746-1136	(212) 362-1200	(845) 635-9828
rplumb@inhibitex.com	lilian@sternir.com	kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX ANNOUNCES $50 MILLION FINANCING

ATLANTA, GA, November 5, 2004 — Inhibitex, Inc. (Nasdaq: INHX) today announced that it has entered into definitive purchase agreements to raise approximately $50 million through a private placement of approximately 6.8 million shares of common stock, at a price of $7.34 per share, to a group of institutional investors. In connection with this financing, the Company will also issue warrants to purchase approximately two million shares of common stock. The warrants have an exercise price of $8.81 per share. The financing is expected to close on or before November 10, 2004.

The Company intends to use the net proceeds from this financing to continue the development of its Veronate and Aurexis clinical programs, fund the Company’s preclinical and research programs and for general corporate purposes.

“This financing significantly strengthens our balance sheet and better positions us to advance our pipeline of antibody-based product candidates for the prevention and treatment of serious and life-threatening infections,” stated Russell H. Plumb, chief financial officer and vice president of finance and administration of Inhibitex. “In particular, the net proceeds from this financing, together with our existing cash, cash equivalents and short-term investments, should provide us with sufficient financial resources to complete our ongoing Veronate Phase III trial.”

The shares sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement and issuable upon the exercise of the warrants. Lazard acted as sole placement agent for the transaction.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of the Company.

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1165 Sanctuary Parkway, Suite 400  •  Alpharetta, GA 30004  •  Tel: (678) 746-1100  •  Fax: (678) 746-1299

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidate is Veronate, which is currently being evaluated in a 2,000-patient Phase III trial for the prevention of hospital-associated infections in very low birth weight infants. Veronate has been granted both Fast Track and Orphan Drug designation by the FDA. Aurexis, the Company’s second product candidate, is being evaluated in a 60-patient Phase II clinical trial for first-line treatment, in combination with standard of care antibiotics, of serious hospital-associated S. aureus bloodstream infections. Aurexis has also been granted Fast Track designation by the FDA. Inhibitex has retained all worldwide rights to both Veronate and Aurexis. The Company’s preclinical programs include a research and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: use of proceeds of the financing; advancing the Company’s pipeline of product candidates; the length of time expected to complete its ongoing Phase III clinical trial for Veronate; the future filing of registration statements with the SEC; and the sufficiency of the Company’s financial resources are forward looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the cost and time to qualify and initiate clinical trial sites and for investigators at such sites to enroll patients in its ongoing clinical trials; the ability to successfully develop current and future product candidates, either independently or in collaboration with its business partners; the use of third-party contract clinical research organizations, raw material suppliers, and manufacturers who may not fulfill their contractual obligations or otherwise perform satisfactorily in the future; maintaining sufficient quantities of clinical trial materials on hand to complete its clinical trials; failure to obtain regulatory approval to continue its clinical trials or market its product candidates; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; unexpected costs and expenses of its clinical trials or its operations in general; and other cautionary statements contained elsewhere herein, in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Company’s prospectus, which forms part of its registration statement on Form S-1, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on June 3, 2004. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release.

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1165 Sanctuary Parkway, Suite 400  •  Alpharetta, GA 30004  •  Tel: (678) 746-1100  •  Fax: (678) 746-1299

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this news release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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1165 Sanctuary Parkway, Suite 400  •  Alpharetta, GA 30004  •  Tel: (678) 746-1100  •  Fax: (678) 746-1299